Exhibit 99

    United Bancorp, Inc.

P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK             Fax:740/633-1448

We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:        10:00 AM            April 18, 2013

Subject:	United Bancorp, Inc. Declares a Regular Cash Dividend Payment of $0.07 per Share, Reports on Annual Shareholder Meeting and Announces Promotion of Scott A. Everson to President and Chief Operating Officer

MARTINS FERRY, OHIO ¿¿¿ On April 17, 2013, the Board of Directors of United Bancorp, Inc. (UBCP) declared the second quarter dividend payment of $0.07 per share for shareholders of record on June 10, 2013 with a payment date of June 20, 2013. This payment is equal to the cash dividend paid in the first quarter of this year and on an annualized basis provides a current yield to shareholders of 3.8%.

James W. Everson, Chairman and CEO announced the Shareholders of UBCP at the Annual Meeting held that date elected Directors for the following year including himself; Scott A. Everson, President and CEO, The Citizens Savings Bank, Martins Ferry; John M. Hoopingarner, Executive Director, Muskingum Watershed Conservancy District, New Philadelphia; Samuel J. Jones, Athletic Club Owner, Glouster; Terry A. McGhee, Past President and CEO, Westerman, Inc., Bremen; Matthew C. Thomas, President, M.C. Thomas Insurance Agency, Bridgeport and Richard L. Riesbeck, President, Riesbeck Food Markets, Inc., St. Clairsville.

The following officers were appointed at the UBCP Reorganization Meeting: James W. Everson, Chairman & Chief Executive Officer; Scott A. Everson was promoted to President & Chief Operating Officer; Randall M. Greenwood, Sr. Vice President – Chief Financial Officer & Treasurer; Seth R. Abraham, Vice President – Chief Human Resource Officer; Matthew F. Branstetter, Vice President – Chief Lending Officer; Elmer K. Leeper, Vice President – Chief Retail Banking Officer; Michael A. Lloyd, Vice President – Chief Information Officer and Lisa A. Basinger, Corporate Secretary. Richard L. Riesbeck was appointed Lead Director of the Board.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $428.1 million and total shareholder’s equity of approximately $36.7 million as of March 31, 2013. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.